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                                                                   EXHIBIT 10.44

October 3, 2003

Hans Koppen
EVP IM/President Asia-Pacific

Dear Hans:

As we previously discussed, at the October 14, 2003 meeting of the Human Resources Committee of the Board of Directors, I will seek approval to increase your award payment under the 2001 Executive Retention Plan from $1.7 million to $2.5 million.

If approved by the Committee, you will receive payment of this award provided you are employed by Ingram Micro Inc., or one of its Affiliates, on March 1, 2006 and have been continuously employed by Ingram Micro Inc., or one or more of its Affiliates throughout such period.

In addition, I will ask the Committee to approve an acceleration of this award payment if you have not been appointed to the position of Executive Vice President and President, Ingram Micro Europe on or before January 1, 2005.

If the above confirms your understanding of our agreement and it is your intention to stay with Ingram Micro Inc. and not resign from the company for "Good Reason" on or before December 7, 2003, please sign where indicated below and return to me.

I have also included a summary of benefits for your review, which you would be eligible to receive under the 2000 Executive Retention Agreement, should you resign for "Good Reason" prior to December 7, 2003.

The Board and I appreciate the many contributions you have made to the Company and look forward to your continuing contributions in the years ahead.

Best regards,

Kent B. Foster
Chairman & Chief Executive Officer

Agreed:
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Hans Koppen                                                          Date
Executive VP & President, Asia Pacific